Exhibit 99.1
Neenah Enterprises, Inc. Initiates Pre-Negotiated Voluntary Chapter 11 Recapitalization to Restructure Balance Sheet and Reduce Debt
•	Has Reached Agreement in Principle with Key Creditors to Significantly Reduce Debt

•	Operations To Continue Without Interruption; No Impact On Customers

•	$140 Million In Debtor-In-Possession Financing Provides Ample Liquidity
Neenah, WI – February 3, 2010 – Neenah Enterprises, Inc. (“NEI”), one of the largest independent foundry companies in the United States and one of the leading suppliers of castings to the domestic municipal and industrial markets, announced that the Company and its subsidiaries today filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware in order to consummate a balance sheet restructuring. NEI also announced that it has reached an agreement in principle with key creditor constituencies on the terms of a plan of reorganization that proposes to reduce NEI’s debt by approximately $220 million while providing 100% recoveries for the Company’s suppliers and vendors.
Throughout the restructuring process, NEI will be conducting “business as usual” and does not anticipate any interruptions in its day-to-day business operations. The Company remains focused on continuing its 125-year history of producing quality castings and delivering quality products to its valued customers.
The Company also announced that, pending the Bankruptcy Court’s approval, it has received commitments for up to $140 million in debtor-in-possession (DIP) financing to fund continuing operations. The DIP financing will provide ample liquidity for the Company and will allow it to continue funding its ongoing operations, including the payment of all employee wages and benefits in the ordinary course and the payment of all post-petition obligations to suppliers.
“We’ve been going through efforts to streamline operations and reduce expenses over the last few years, with the intent of keeping sufficient liquidity to move operations forward,” says Robert E. Ostendorf, Jr., President and CEO of NEI. “We will emerge from this stronger and more financially sound than ever. There is a bright future ahead for NEI.”
The Company filed a variety of customary “first day” motions with the Bankruptcy Court to enable it to continue business as usual during the restructuring. These motions include requests to continue paying employee wages and benefits in the ordinary course and to continue all existing customer programs.
The Company’s restructuring advisors are Sidley Austin LLP, Rothschild, Inc. and Huron Consulting Group.
About Neenah Enterprises, Inc. and Neenah Foundry Company
Neenah Enterprises, Inc. is the indirect parent holding company of Neenah Foundry Company. Neenah Foundry Company and its subsidiaries manufacture and market a wide range of iron castings and steel forgings for the heavy municipal market and selected segments of the industrial markets. Neenah is one of the largest independent foundry companies in the United States, with substantial market share in the municipal and various industrial marketing for gray and ductile iron castings and forged steel products. Additional information about Neenah is available on the company’s Web site at www.nfco.com.
Forward-Looking Statements
This press release may be viewed to contain forward-looking statements. These statements are based on the Company’s current expectations and involve risks and uncertainties that could cause actual results and events to differ materially from those described in the statements. The words “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” and similar expressions are generally intended to identify forward-looking statements. Factors that could cause our results to differ materially from current expectations include those referenced in the Company’s Form 10-K for the year ended September 30, 2009 or subsequent SEC filings. You should not place undue reliance on these forward-looking statements, which reflect the Company’s opinions only as of the date of this press release. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements after the date of this press release.
Contacts:
Neenah Foundry Company
Robert E. Ostendorf, Jr.
920-725-7000
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